China Ritar Power Corp. Announces
Receipt of Nasdaq Staff Deficiency Letter

Shenzhen, China, May 20, 2011

On April 18, 2011, China Ritar Power Corp. (the “Company”) filed an 8-K disclosing that on April 15, 2011, the Company received oral notice from The Nasdaq Stock Market (“Nasdaq”) advising that the Company was not in compliance with Nasdaq’s continued listing requirements set forth in Nasdaq Marketplace Rule 5250(c)(1), which requires timely filing of SEC periodic reports, because it failed to timely file its annual report on Form 10-K for the fiscal year ended December 31, 2010 (the “10-K”).  As a result, Nasdaq halted trading of the Company’s common stock indefinitely, effective Monday April 18, 2011.

On April 22, 2011, the Company filed an 8-K and issued a press release disclosing that the Company received a written notice, dated April 18, 2011, from Nasdaq advising that the Company was not in compliance with Nasdaq’s continued listing requirements set forth in Nasdaq Marketplace Rule 5250(c)(1).

In its notice, Nasdaq required that the Company submit a plan of compliance by May 3, 2011 to advise Nasdaq of any action that the Company has taken, or will take, to file the 10-K for 2010 and bring the Company into compliance with the listing standards.  If Nasdaq accepts the Company’s plan, they may grant an extension of 180 calendar days, or until September 27, 2011, during which the Company can regain compliance.  If Nasdaq does not accept the plan, or if the Company does not regain compliance during any applicable extension period, the Nasdaq staff will provide written notice that the Company’s common stock is subject to delisting.

On May 3, 2011, the Company submitted a plan of compliance to Nasdaq.  On May 12, 2011, the Company supplemented the plan of compliance.

On May 17, 2011, the Company received a written notice from Nasdaq advising that the Company was not in compliance with Nasdaq’s continued listing requirements set forth in Nasdaq Marketplace Rule 5250(c) due to the failure to file its quarterly report on Form 10-Q for the three months ending March 31, 2011 (the “10-Q”).   As a result of the additional delinquency, Nasdaq is requesting the Company provide Nasdaq an update on the progress towards implementing its plan of compliance and the on Company’s plan to file the 10-Q.  Nasdaq has requested that this update be provided by May 31, 2011.

The Company intends to file the 10-K and 10-Q with the Securities and Exchange Commission as soon as practicable.

About China Ritar

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power).  China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries.  Products are sold worldwide with sales in 81 countries including China, India, and numerous markets in Europe and the Americas.  Additional information can be found at the Company’s website http://www.ritarpower.com.